Exhibit 99.1

FA Email

Subject: CNL Lifestyle Properties Announces Estimated Net Asset Valuation Results

CNL Lifestyle Properties Announces Estimated Net Asset Valuation Results

On March 10, 2016, the board of directors of CNL Lifestyle Properties, Inc. (the REIT) approved the estimated net asset value (NAV) per share of the REIT’s common stock to be $3.051 as of Dec. 31, 2015 (2015 NAV).

•	The estimated 2015 NAV is reflective of the following:

•	The special cash distribution to shareholders in December 2015.

•	Dispositions of certain assets and market value indications discovered in connection with the REIT’s strategic alternatives process in the past year.

NAV Per Share	Description
$5.20	2014 NAV
($1.30)	Special cash distribution paid to shareholders on December 4, 2015
($0.85)	Value adjustment attributed to decline in NAV
$3.05	2015 NAV

•	In determining the estimated NAV per share, the REIT engaged CBRE Capital Advisors, Inc., a third-party independent investment banking firm (CBRE Cap), to provide property level and aggregate valuation analyses of the REIT and its investments and to provide a range for the estimated NAV per share as of Dec. 31, 2015.

•	The estimated 2015 NAV per share approved by the REIT’s board of directors falls within the range of estimated values per share provided by CBRE Cap.

•	The REIT’s advisor will continue to recognize the waiver and reduction of its advisory fees.

•	The valuation process used by the REIT was designed to follow methodologies prescribed by the Investment Program Association (IPA), Practice Guidelines 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was issued by the IPA on April 29, 2013.[2]

•	The REIT’s quarterly distribution remains $0.05 per share, representing an annualized distribution[3] of 6.6 percent on the REIT’s estimated 2015 NAV of $3.05[1] per share. As of March 10, 2016, there are no anticipated further reductions to quarterly cash distributions; however, this may change based on the strategic alternatives process.

•	First quarter statements will begin mailing on or about April 8, 2016. First quarter statements will reflect the estimated 2015 NAV of $3.05[1], as of Dec. 31, 2015.

•	The REIT mailed this letter to its shareholders and will hold a webinar about the valuation for financial advisors and broker-dealers on March 17, 2016, at 3:00 p.m. ET. Visit CNLLifestyleREIT.com/webinar to register for the webinar, and dial 888-221-1785 for access.

•	For your convenience, the REIT has created a list of frequently asked questions, which includes additional important information.

For more information, please read the REIT’s Form 8-K filed March 15, 2016, with the SEC, contact your sales representative directly, or call CNL Client Services at 866-650-0650, option 2.

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the REIT’s life cycle. The estimated 2015 NAV per share does not necessarily represent the amount an investor could expect to receive if the REIT were to pursue options to provide liquidity to its shareholders, now or in the future. The estimated 2015 NAV per share is only an estimate and is based on a number of assumptions and estimates that may not be correct. Many investments sell at a discount to NAV. The estimated 2015 NAV is based on numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the REIT. Throughout the valuation process, the valuation committee of the REIT’s board of directors, the REIT’s advisor and senior members of the REIT’s management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	There is no assurance that the IPA Guidelines are acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.
[3]	The REIT has and may continue to use borrowings to fund a portion of distributions in order to avoid distribution volatility.

See SEC filing or offering documents for complete details. This information is derived from the REIT’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

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